
EXHIBIT 12.1
PACIFIC ENTERPRISES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(Dollars in millions)

                                                                                     Three
                                                                                    months
                                                                                     ended
                                                                                  March 31,
                                1997       1998       1999       2000       2001      2002
                            --------   --------   --------   --------   --------  ---------
Fixed Charges:

Interest                        $ 91       $ 84       $ 82       $ 72       $ 88       $ 18
Interest portion of
  annual rentals                  12         11          3          4          3          -
Preferred dividends
  of subsidiaries (1)             13          2          2          2          2          -
                            --------   --------   --------   --------   --------  ---------
Combined Fixed Charges and
  Preferred Stock Dividends
  for Purpose of Ratio          $116       $ 97       $ 87       $ 78       $ 93       $ 18
                            ========   ========   ========   ========   ========  =========

Earnings:

Pretax income from
  continuing operations         $335       $274       $350       $396      $377        $103
Add Total Fixed Charges
  (from above)                   116         97         87         78        93          18
                            --------   --------   --------   --------   -------   ---------
Total Earnings for
  Purpose of Ratio              $451       $371       $437       $474      $470        $121
                            ========   ========   ========   ========   =======  ==========
Ratio of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividends                     3.89       3.82       5.02       6.08      5.05        6.72
                            ========   ========   ========   ========   =======  ==========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
